Exhibit 10.7.13

FORM OF PHH CORPORATION

2014 RESTRICTED STOCK UNIT

AWARD NOTICE

We are pleased to notify you that PHH Corporation (the “Company”) has awarded you this 2014 Restricted Stock Unit (“RSU”) Award.  The RSUs represent the Company’s unfunded and unsecured promise to issue shares of the Company’s Stock at a future date subject to the terms and conditions of this Restricted Stock Unit Award Notice (the “Award Notice”), the attached Restricted Stock Unit Award Agreement (the “Agreement”) and the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan, as amended (the “Plan”).  This Award Notice constitutes part of, and is subject to, the terms and provisions of the Agreement and the Plan.  Capitalized terms used but not defined in this Award Notice shall have the meanings set forth in the Agreement or the Plan.

Grantee:	[ ]

Participant #:	[ ]

Grant Date:	[ ]

Number of RSUs:	[ ]

Settlement Date:	Within ninety (90) days following the date such RSUs become vested in accordance with the below schedule.

Vesting Schedule:

Subject to the provisions of the Agreement and the Plan, and provided that you remain continuously employed with the Company through the vesting dates set forth below, the RSUs shall become vested in accordance with the below schedule.

Vesting Date	Percent of RSUs that become vested on the Vesting Date

The date that is [18 Months] after Grant Date:	[40%]

The date that is [36 Months] after Grant Date:	[60%]

As this Award is not being offered to all employees, the Company encourages you to keep the fact and amount of the Award confidential (with the exception of your spouse, tax and/or legal advisors, accountant, or others who may need this information in the furtherance of your relevant job duties).

We congratulate you on the recognition of your importance to our organization and its future.

PHH CORPORATION	AGREED TO AND ACCEPTED

By:	By:

Name:	Name:
Title:
Date:	Date:

RETAIN THIS NOTIFICATION AND YOUR AWARD AGREEMENT WITH

YOUR IMPORTANT DOCUMENTS AS A RECORD OF THIS AWARD.

PHH CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

PHH Corporation, a Maryland corporation (the “Company”) has granted to the individual (the “Grantee”) named in the Restricted Stock Unit Award Notice to which this Restricted Stock Unit Award Agreement (the “Agreement”) is attached, an award consisting of restricted stock units relating to the Company’s common stock, par value $0.01 per share, (“RSUs”) subject to the terms and conditions set forth in the Award Notice and this Agreement.  This Restricted Stock Unit Award (the “Award”) has been granted pursuant to Section 6(b)(iv) of the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan, as amended (the “Plan”).

WHEREAS, the Human Capital and Compensation Committee of the Board of Directors of the Company (the “Committee”) has the authority under and pursuant to the Plan to grant and establish the terms of awards to eligible employees of the Company and its Subsidiaries; and

WHEREAS, the Committee desires to grant an Award to the Grantee, subject to the terms and conditions of the Plan, the Award Notice, and this Agreement.

In consideration of the provisions contained in this Agreement, the Company and the Grantee agree as follows:

1.         The Plan.  This Award is granted pursuant to the Plan.  A copy of the prospectus for the Plan is attached hereto and the terms of the Plan are hereby incorporated in this Agreement.  Terms used in this Agreement which are not defined in this Agreement shall have the meanings used or defined in the Plan.

2.         Grant of Award.

a.         Subject to the terms and conditions set forth in the Plan and this Agreement, the Grantee is hereby granted this Award.

b.         The Grantee is not required to make any monetary payment (other than applicable tax withholding, if any, and payment of the par value of the Stock, if required by law) as a condition to receiving shares of Stock issued upon settlement of the Award.

c.         If the Grantee has not signed a restrictive covenant agreement in a form acceptable to the Company by no later than December 20, 2013, the Award shall be forfeited.  For this purpose, if the Grantee has signed a restrictive covenant agreement that is still in effect in connection with the receipt of an award under the Plan since September 1, 2012, the signing of such agreement will be deemed to have met the requirement of this paragraph and the terms of that restrictive covenant agreement shall remain in full force and effect.

3.         Vesting.  Notwithstanding any other provision of the Plan or Agreement to the contrary, except as provided in Section 5, the Award shall vest in accordance with the Vesting Schedule set forth in the Award Notice attached hereto.

4.         Termination of Employment.  Notwithstanding any other provision of the Plan or Agreement to the contrary, except as provided in Section 5, upon the termination of the Grantee’s employment with the Company and its Subsidiaries for any reason whatsoever, the Award, to the extent not yet vested, shall immediately and automatically terminate and no settlement will occur.

5.         Settlement.

a.         Form of Settlement.  Except in the case of a Change in Control, the Company shall issue to the Grantee a number of shares of common stock that are equal to the number of vested RSUs, as described in the Award Notice, after any adjustments as provided under Section 5 of the Plan upon settlement of the Award; provided, however, that the Grantee shall remain required to remit to the Company such amount that the Company determines is necessary to meet all required minimum withholding taxes.  In the case of a settlement following a Change in Control, as described in 5b. and 5d. below, any vested RSUs shall be settled in cash.

b.         Termination Without Cause or Retirement. If the Grantee’s employment is terminated prior to the final Vesting Date (i) by the Company and its Affiliates without Cause (as defined in this paragraph b.) or (ii) due to the Grantee’s voluntary resignation from the Company and its Affiliates on or after attaining age sixty-five (65) (a “Retirement”), any unvested portion of the Award shall vest and all underlying RSUs will be settled on the Settlement Date.  In addition, if a Change in Control (as defined in subsection d.) occurs after such termination without Cause or Retirement, while the Grantee is not employed by the Company or an Affiliate, and prior to the final Vesting Date, the settlement of the RSUs will be accelerated and they will be settled as soon as practicable after the Change in Control.  Notwithstanding the foregoing, in the event the Grantee violates any non-competition, non-solicitation, non-disclosure, or other restrictive covenant agreement with the Company, its Affiliates, or its Subsidiaries prior to the Settlement Date or Change in Control, then the Grantee shall not be vested in any portion of the Award and the entire Award will be forfeited.

Notwithstanding anything contained in this Award to the contrary, the Grantee’s transfer to a Subsidiary that is not an Affiliate prior to the occurrence of a Change in Control will not be deemed a termination of employment without Cause or a resignation for purposes of this paragraph b.  Instead, the Grantee will continue to be considered employed for purposes of the vesting provisions of this Award during the period the Grantee is employed by such Subsidiary; provided, however, if a Change in Control occurs prior to the final Vesting Date while the Grantee is employed by a Subsidiary that is not an Affiliate (and not employed by the Company or an Affiliate), the RSUs will be accelerated and they will be settled as soon as practicable after the Change in Control.

For purposes of this Award, “Cause” means any one of the following: (1) a material failure of the Grantee to substantially perform the Grantee’s duties with the Company or its Subsidiaries (other than failure resulting from incapacity due to physical or mental illness); (2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Subsidiaries; (3) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (4) repeated instances of negligence in the performance of the Grantee’s job or any instance of gross negligence in the performance of the Grantee’s duties as an employee of the Company or one of its Subsidiaries; (5) any breach by the Grantee of any fiduciary obligation owed to the Company or any Subsidiary or any material element of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies; or (6) failure by the Grantee to perform Grantee’s job duties for the Company or any Subsidiary to the best of Grantee’s ability and in accordance with reasonable instructions and directions from the Board or its designee, and the reasonable workplace policies and procedures established by the Company or any Subsidiary, as applicable, from time to time.

c.         Death or Disability. If, prior to the final Vesting Date, (i) the Grantee’s employment is terminated due to the death of the Grantee or (ii) the Grantee becomes subject to a Disability, any unvested portion of the Award shall vest and be settled as soon as practicable following the Grantee’s death or becoming subject to a Disability.

For purposes of this Award, the Grantee is subject to a “Disability” if the Grantee is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its Affiliates.

d.         Change in Control.  If a Change in Control occurs while the Grantee is employed with the Company or its Affiliates and the Grantee’s employment is terminated prior to the final Vesting Date and within two years after the Change in Control (i) by the Company and its Affiliates without Cause (as defined in Section 5b.), (ii) due to the Grantee’s resignation for Good Reason (as defined in this subsection d.), or (iii) due to the Grantee’s Retirement, any unvested portion of the Award shall vest and be settled as soon as practicable following the termination of employment.

For purposes of this Award, “Change in Control” means the occurrence of any of the following:

(i)         the acquisition by any person (or by more than one person acting as a group) of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of Company stock (excluding any acquisition by any person (or more than one person acting as a group) that already owns more than 50% of the total fair market value or total voting power of the Company’s stock) that constitutes a “change in the ownership” of the Company under Code Section 409A and the regulations thereunder;

(ii)        one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock in a manner that constitutes a “change in effective control” of the Company under Code Section 409A and the regulations thereunder;

(iii)       a majority of the members of the Company’s Board of Directors are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors before the date of appointment or election in a manner that constitutes a “change in effective control” of the Company under Code Section 409A and the regulations thereunder; or

(iv)       one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s) in a manner that constitutes a “change in the ownership of a substantial portion of the assets” of the Company under Code Section 409A and the regulations thereunder.

For purposes of this Award, “Good Reason” means any one of the following (i) a material diminution in Grantee’s base compensation (from the amount in effect on the date of the Change in Control); (ii) a material diminution in authority, duties, or responsibilities of Grantee; (iii) a material diminution in the budget over which Grantee retains authority; (iv) a material change in the geographic location at which Grantee is required to perform services; and (v) any other action or inaction that constitutes a material breach of this Agreement; provided, however, that for the Grantee to be able to resign for “Good Reason,” the Grantee must give the Company notice of the above conditions within 90 days after the condition first exists,  the Company must not have not remedied the condition within 30 days after receiving written notice, and the Grantee must resign within 60 days after the Company’s failure to remedy.

Notwithstanding anything in the Plan, the Award, this Agreement, or any other agreement (written or oral) to the contrary, if Grantee is a “specified employee” (within the meaning of Code Section 409A) on the date of termination of employment, any payments made with respect to such termination of employment under this Award will be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits will be paid or distributed to Grantee during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Grantee’s termination of employment, or (ii) the date of Grantee’s death.  Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this paragraph will be paid to Grantee (or Grantee’s estate, in the event of Grantee’s death) in a lump sum payment.  Any remaining payments and benefits due under the Award will be paid as otherwise provided in the Award.

The provisions of this paragraph d. are subject to the applicable provisions of paragraph b. as they relate to the Grantee’s transfer of employment to a Subsidiary that is not an Affiliate.

e.         Certificate Registration.  The certificate for the shares issued in settlement of the Award shall be registered in the name of the Grantee, or, if applicable, in the names of the Grantee’s heirs.

f.          Restrictions on Grant of the Award and Issuance of Shares.  The grant of this Award and issuance of shares of Stock upon settlement of the Award shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities.  No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the Award, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

g.         Fractional Shares.  The Company shall not be required to issue fractional shares upon the settlement of the Award.

h.         Dividend Equivalents.  No dividend equivalents will be paid with respect to the Award.

i.          Definition of Affiliate.  For purposes of this Section, “Affiliate” means any entity that, together with the Company, is part of the “service recipient” within the meaning of Code Section 409A and the regulations thereunder.

6.         Tax Obligations.  As a condition to the granting of the Award and the settlement thereof, the Grantee agrees to remit to the Company or any of its applicable Subsidiaries such sum as may be necessary to discharge the Company’s or such Subsidiary’s obligations with respect to any tax, assessment or other governmental charge imposed on property or income received by the Grantee pursuant to this Agreement and the Award.  Accordingly, the Grantee agrees to remit to the Company or an applicable Subsidiary any and all required minimum withholding taxes.  To satisfy such obligation, Grantee agrees to have the Company withhold a number of whole shares of Stock otherwise deliverable to Grantee in settlement of the Award having a Fair Market Value, as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates determined by the Company.

7.         No Rights to Continued Employment; Loss of Office.  Neither this Agreement nor the Award shall be construed as giving the Grantee any right to continue in the employ of the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company to terminate such employment.  Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, for purposes of the Plan and the Award, a termination of employment shall be deemed to have occurred on the date upon which the Grantee has a “separation from service” within the meaning of Section 409A of the Code following the provision of any notification of termination or resignation from employment, and without regard to any period of notice of termination of employment (whether expressed or implied) or any period of severance or salary continuation.  Notwithstanding any other provision of the Plan, the Award, this Agreement, or any other agreement (written or oral) to the contrary, the Grantee shall not be entitled (and by accepting an Award, thereby irrevocably waives any such entitlement), by way of compensation for loss of office or otherwise, to any sum or other benefit to compensate the Grantee for the loss of any rights under the Plan as a result of the termination or expiration of an Award in connection with any termination of employment.  No amounts earned pursuant to the Plan or any Award shall be deemed to be eligible compensation in respect of any other plan of the Company or any of its Subsidiaries, except as may otherwise be provided therein.

8.         Rights as a Stockholder.  The Grantee shall have no rights as a stockholder with respect to any shares which may be issued in settlement of the Award until the date such shares are actually issued (as evidenced by a stock certificate or an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 5 of the Plan.

9.         Clawback.  This Award and any stock issued or cash paid pursuant to this Award is expressly subject to any “clawback policy” now or hereafter adopted by the Board or its designee, as may be amended from time to time, or any recoupment permitted or required by law.

In addition, until such time subsequent to the Grant Date that the Company adopts a “clawback policy” that is applicable to the Grantee that expressly supersedes this paragraph, this Award shall be forfeited and the Grantee shall be obligated to return to the Company any shares previously issued under this Award or a cash payment equal to the value of the shares at the time such shares were sold or transferred, if the Committee determines in good faith (a) that the Grantee has violated the terms of any non-competition, non-solicitation, non-disclosure, or other restrictive covenant agreement with the Company and/or one or more of its Subsidiaries or (b) that, within three (3) years of the date the Award is settled, the Grantee (i) experiences a termination of employment for Cause, or the Committee determines after employment termination that the Grantee’s employment could have been terminated for Cause, (ii) engaged in conduct that causes material financial or reputational harm to the Company or Subsidiaries, (iii) provided materially inaccurate information related to publicly reported financial statements of the Company and its Subsidiaries, (iv) improperly, or with gross negligence, failed to identify, assess or report risks material to the Company or its Subsidiaries that were within the scope of the Grantee’s responsibility and of which the Grantee was aware or should have been aware based on facts reasonably available to the Grantee, or (v) violated the Company’s Code of Business Ethics and Conduct, is under investigation for a regulatory matter due to gross negligence or willful misconduct in the performance of the Grantee’s duties for the Company and its Subsidiaries, or otherwise engaged in gross misconduct with respect to the Company and its Subsidiaries.

10.       Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Agreement.  The Grantee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Agreement in the possession of the Grantee in order to carry out the provisions of this Section.

11.       Nontransferability.  Prior to the issuance of shares of Stock pursuant to this Agreement, neither this Agreement nor any shares subject to this Agreement shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Grantee, except transfer by will or by the laws of descent and distribution.  All rights with respect to the Agreement shall be exercisable during the Grantee’s lifetime only by the Grantee or the Grantee’s guardian or legal representative.

12.       Compliance with Stock Ownership Guidelines.  Except as provided in the PHH Corporation Stock Ownership and Retention Guidelines adopted November 14, 2011, as amended or superseded from time to time (the “Guidelines”), the Grantee may not divest shares received under the Award until the ownership requirements of the Guidelines have been met.

13.       Amendments.  The Committee may amend this Agreement at any time; provided, however, that no such amendment may adversely affect the Grantee’s rights under this Agreement without the consent of the Grantee, except to the extent such amendment is reasonably determined by the Committee in its sole discretion to be necessary to comply with applicable law or to prevent a detrimental accounting impact.  No amendment or addition to this Agreement shall be effective unless in writing.

14.       Section 409A.  This Award is intended to comply with, or otherwise be exempt from, Section 409A of the Code.  This Award shall be administered, interpreted, and construed in a manner consistent with such Code section.  For purposes of this Award, “termination of employment” and terms of similar import shall be deemed to mean “separation from service” within the meaning of Code Section 409A.  Should any provision of this Agreement or the Award be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Grantee’s consent (notwithstanding the provisions of Section 13 above), in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code.

15.       Notices.  Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, (or applicable non-U.S. equivalent for notices mailed from outside the United States) addressed, if to the Company or the Committee, to the attention of the General Counsel of the Company at the principal office of the Company and, if to the Grantee, to the Grantee’s last known address contained in the personnel records of the Company.

16.       Binding Effect.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Grantee and the Grantee’s heirs, executors, administrators, successors and assigns.

17.       Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

18.       Integrated Agreement.  The Award Notice, this Agreement and the Plan constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.  To the extent contemplated herein or therein, the provisions of the Award Notice and the Agreement shall survive any settlement of the award and shall remain in full force and effect.  The Grantee’s participation in the Plan is voluntary and has not been induced by a promise of employment or continued employment with the Company or a Subsidiary or affiliate of the Company.

Notwithstanding the foregoing, the terms of any restrictive covenant in effect prior to the Grant Date of this Award shall remain in full force and effect.

19.       Governing Law.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Delaware, without effect to the conflicts of laws principles thereof.

20.       Authority.  The Committee shall have full authority to interpret and construe the terms of the Plan, the Award Notice, and this Agreement.  The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive on all parties.

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